                                                                      Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                       For the Three Months March 31, 1998
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                                  $    160,124
     Add (Deduct):
         Minority Share of Losses                                      (15,319)
         Earnings on Equity Method                                     (13,930)
         Distributions from Minority Subsidiaries                        4,554
         Amortization of Capitalized Interest                              526
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                      24,828
                                                                  ------------
                                                                       160,783

     Add fixed charges:
         Consolidated interest expense                                  36,509
         Interest Portion (1/3) of Consolidated Rent Expense             3,620
                                                                  ------------
                                                                  $    200,912
                                                                  ============
  FIXED CHARGES:
  Consolidated interest expense                                   $     36,509
  Capitalized interest                                                     132
  Interest Portion (1/3) of Consolidated Rent Expense                    3,620
                                                                  ------------
                                                                  $     40,261
                                                                  ============

RATIO OF EARNINGS TO FIXED CHARGES                                        4.99
                                                                  ============

  Tax-Effected Redeemable Preferred Dividends                     $         48
  Fixed Charges                                                         40,261
                                                                  ------------
         Fixed Charges and Redeemable Preferred Dividends         $     40,309
                                                                  ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                      4.98
                                                                  ============

  Tax-Effected Preferred Dividends                                $        863
  Fixed Charges                                                         40,261
                                                                  ------------
         Fixed Charges and Preferred Dividends                    $     41,124
                                                                  ============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                 4.89
                                                                  ============